Exhibit 99.1

News Release

Contact:	Steve Movius (Investors)
703-280-4575
steve.movius@ngc.com

Northrop Grumman Announces Change in Pension Accounting

•	Adopts Mark-to-Market Method to Simplify Pension Accounting

•	No Effect on Cash Flow, Pension Funding Requirements or Participant Benefits

•	New Method Expected to Increase 2018, 2019 and 2020 Earnings from Net FAS/CAS Adjustment

FALLS CHURCH, Va. - Dec. 10, 2018 - Northrop Grumman Corporation (NYSE: NOC) is changing its method of accounting for pension and other post-retirement benefits (OPEB) to a more preferable method under U.S. GAAP. Beginning with Dec. 31, 2018 results, the company will adopt the mark-to-market (MTM) method of accounting.

Under MTM accounting, the company now plans to recognize pension and OPEB actuarial gains and losses, largely related to changes in discount rates and differences between expected and actual plan asset returns, in the fourth quarter of the year they are incurred rather than amortizing them over time. The elimination of amortization of gains and losses is expected to increase 2018 pre-tax earnings by $535 million before the fourth quarter 2018 MTM adjustment. Assuming a 4.25 percent discount rate and zero percent plan asset returns in 2018, the increase in 2018 pre-tax earnings resulting from the elimination of amortization would be partially offset by a fourth quarter 2018 MTM adjustment of approximately $500 million. The actual fourth quarter 2018 MTM adjustment will largely be determined based on actual 2018 plan asset returns and the year-end discount rate.

For 2019, the adoption of the MTM method is expected to increase the company's net FAS/CAS adjustment to $1.350 billion from $750 million, and increase pre-tax earnings by approximately $600 million, before any fourth quarter 2019 MTM adjustment. The increase reflects the elimination of future amortization of actuarial gains and losses.

Schedule 1 of this release updates the company's Oct. 24, 2018 pension information for the new accounting method. Schedule 2 provides the 2018 MTM adjustment's sensitivities to differences in the discount rate and plan asset return assumptions described above, and also provides FAS pension expense sensitivities for 2019 and beyond.

Northrop Grumman will provide recast prior period financial statements, reflecting the effects of the adoption of the MTM method as described above, when it reports its fourth quarter and full year 2018 earnings results on January 31, 2019.

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

SCHEDULE 1
2018-2020 Pension Accounting Update (Excluding MTM Adjustments)

	As of October 24, 2018[1]			Pension Accounting Update[2,3]
($ in millions)	2018E	2019E	2020E	2018E	2019E	2020E

Total Net FAS/ CAS adjustment	~1,110	~750	~825	~1,645	~1,350	~1,350

CAS	~1,000	~850	~800	~1,000	~850	~800

FAS service expense	~(405)	~(400)	~(350)	~(405)	~(400)	~(350)

FAS non-service benefit	~515	~300	~375	~1,050	~900	~900

Required funding	~90	~180	~270	~90	~180	~270

[1] Assumes a 4.18% discount rate for 2019 and 2020, 2018 plan asset return of 0%, and an 8% expected long-term rate of return for all years presented, subject to change depending upon actual results.
[2] Assumes a 4.25% discount rate for 2019 and 2020, 2018 plan asset return of 0%, and an 8% expected long-term rate of return for all years presented, subject to change depending upon actual results.
[3] Updated accounting treatment will include a MTM adjustment to be recorded in Q4 of each year.
SCHEDULE 2
2018 MTM Adjustment Sensitivities

($ in millions)	Change	Inc/(Dec) to Expense
Discount rate
	+25 basis points	~(1,000)
	-25 basis points	~1,000
Plan asset returns
	+100 basis points	~(300)
	-100 basis points	~300

2019 and Beyond FAS Pension Expense Sensitivities

($ in millions)	Change	Inc/(Dec) to Expense
Discount rate
	+25 basis points	~35
	-25 basis points	~(35)
Plan asset returns
	+100 basis points	~(25)
	-100 basis points	~25

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman is a leading global security company providing innovative systems, products and solutions in autonomous systems, cyber, C4ISR, space, strike, and logistics and modernization to customers worldwide. Please visit news.northropgrumman.com and follow us on Twitter, @NGCNews, for more information.

Forward-Looking Statements

This press release contains statements, other than statements of historical fact, that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will,” “expect,” “intend,” “may,” “could,” “plan,” “project,” “forecast,” “believe,” “estimate,” “guidance,” “outlook,” “anticipate,” “trends,” “goals” and similar expressions generally identify these forward-looking statements. Forward-looking statements include, among other things, statements relating to our future financial condition, results of operations and/or cash flows. Forward-looking statements are based upon assumptions, expectations, plans and projections that we believe to be reasonable when made, but which may change over time. These statements are not guarantees of future performance and inherently involve a wide range of risks and uncertainties that are difficult to predict. Specific risks that could cause actual results to differ materially from those expressed or implied in these forward-looking statements include, but are not limited to, those identified and discussed more fully in the section entitled “Risk Factors” in our 2017 Annual Report on Form 10-K, the section entitled “Risk Factors” in the Form 10-Q for the quarter ended June 30, 2018 and in other filings with the Securities and Exchange Commission (SEC). You are urged to consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on the accuracy of forward-looking statements. These forward-looking statements speak only as of the date this release is first issued or, in the case of any document incorporated by reference, the date of that document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

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Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com